DECHERT PRICE & RHOADS
                       1500 K Street, N.W.
                            Suite 500
                     Washington, D.C.  20005
                         (202) 626-3300


                        December 5, 1995


PIMCO Funds
840 Newport Center Drive
Newport, California  92660

Dear Sirs:

     As counsel for PIMCO Funds (the "Trust"), we are familiar with the registration of the Trust under the Investment Company Act of 1940 and the registration statement relating to its Shares of Beneficial Interest (the "Shares") under the Securities Act of 1933 (File No. 33-12113) (the "Registration Statement"). We also have examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

     Based upon the foregoing, it is our opinion that the Shares being registered pursuant to Post-Effective Amendment No. 26 to the Trust's Registration Statement will, when sold in accordance with the terms of the Registration Statement and the prospectus included therein and delivered by the Trust against receipt of the net asset value of the Shares, have been duly and validly authorized and issued as fully paid and non-assessable Shares of the Trust.

     We consent to the filing of this opinion in connection with said Post-Effective Amendment No. 26 which is filed pursuant to
Section 24(e) under the Investment Company Act of 1940 on behalf of the Trust with the Securities and Exchange Commission. This opinion supercedes and replaces our opinion filed with Post-
Effective Amendment No. 25 on November 16, 1995.

                                   Very truly yours,



                                   Dechert Price & Rhoads